CONSENT OF RICHARD WHITE

The undersigned hereby consents to:

(i)

the filing of the disclosure of scientific or technical information concerning mineral projects (the “Technical Disclosure”) in the Annual Report on Form 10-K for the period ended December 31, 2015 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission;

(i)

the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-8 Registration Statements (File Nos. 333-205182 and 333-194900), and any amendments thereto (the “S-8s”);

(ii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form F-4 Registration Statement, as amended (File No. 333-203996) (the “F- 4”); and

(iii)	the use of our name in the 10-K, the S-8s and the F-4.

/s/ Richard White
Richard White

Date: March 15, 2016